EXHIBIT 99.1


       BOEING-McDONNELL DOUGLAS MERGER GAINS A POSITIVE
            OPINION FROM THE EUROPEAN COMMISSION


          SEATTLE--(July 23)--The merger of Boeing and McDonnell Douglas today received a positive opinion from the European Commission (EC) in Brussels. Final approval by the EC is expected at the Commission's meeting scheduled for July 30. "This is a significant step toward completing the merger of these two great aerospace companies," said Boeing Chairman and Chief Executive Officer Phil Condit.

          As a condition of clearance by the EC, Boeing agreed to certain conditions to address Commission concerns regarding the merger. "By agreeing to the European Commission's conditions, we took the action we believed was in the best long-term interests of our shareholders, customers, our suppliers and the more than 200,000 employees of Boeing and McDonnell Douglas," Condit added.

          To address the Commission's concerns regarding potential spillover of benefits from the McDonnell Douglas defense business to the Boeing commercial airplane business, Boeing agreed to license patents obtained under U.S. government-funded contracts to commercial aircraft manufacturers on a non-exclusive, reasonable-royalty basis; to cross-license blocking patents to commercial aircraft manufacturers on a non-exclusive, reasonable-royalty basis; and to supply for a period of 10 years an annual report to the European Commission on its current unexpired patents


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arising from government-funding contracts and on its non-
classified government-funded aeronautics research and development projects. Boeing also agreed to not unduly interfere with actual or potential relationships between its suppliers and other commercial aircraft manufacturers.

          In response to the Commission's concerns regarding the acquisition of the McDonnell Douglas commercial aircraft business, Boeing -- which intends to provide customer support for existing McDonnell Douglas commercial aircraft at the same high-quality level provided for Boeing aircraft -- agreed not to leverage such customer support to obtain any advantage in sales of new commercial aircraft. Boeing also agreed to maintain McDonnell Douglas' commercial aircraft business in a separate legal entity for 10 years and to supply an annual report to the European Commission on the business activities of such commercial aircraft business.

          Boeing agreed not to enter into any new
"exclusive" supplier agreements with commercial aircraft purchasers until Aug. 1, 2007, except where another aircraft manufacturer has offered such an agreement. Finally, although Boeing questions whether the company's "exclusive" agreements with its U.S. customers should be the subject of demands by the European Commission, to secure merger approval Boeing further agreed not to enforce the exclusivity provisions in its existing agreements with


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American Airlines, Delta Airlines and Continental Airlines.
The agreements remain otherwise unaffected.

          Boeing believes that the European Commission should have given greater deference to the U.S. Federal Trade Commission, which has prime jurisdiction over the merger and which had examined the same facts in its six-month investigation, during which Boeing and McDonnell Douglas submitted more than 5 million pages of documents and the FTC interviewed representatives from more than 40 airlines, as well as other industry participants. On July 1, the FTC approved the merger without conditions.

          "Had we proceeded without the approval of the European Commission, we would have potentially faced large fines and potential harm to our customers," said Condit.
"Had we chosen to delay the merger, the resulting uncertainty would have potentially damaged our customers, suppliers, employees and shareholders."

          Shareholders from both Boeing and McDonnell
Douglas will vote on the merger Friday, July 25, in separate shareholder meetings in Seattle and St. Louis.

          Subject to formal EC approval, as well as shareholder approval, the closing of the transaction is expected on Friday, Aug. 1, with the companies beginning joint operations as the new Boeing Company on Monday, Aug. 4.


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Contact:   For International Media: Jerry Hendin/in Brussels
           (322) 779-2312
           For U.S. Media: Sherry Nebel (206) 655-6123